Exhibit (a)(12)
LEGG MASON PARTNERS VARIABLE PORTFOLIOS II
AMENDMENT NO. 11
TO
THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT
     AMENDMENT NO. 11 to the First Amended and Restated Master Trust Agreement dated as of October 14, 1998 (the “Agreement”) of Legg Mason Partners Variable Portfolios II (the “Trust”), made as of the 18th of October 2006 for effectiveness as of the Effective Date (as defined below).
WITNESSETH:
     WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and
     WHEREAS, on October 18, 2006, a majority of the Trustees voted to create a multiple class structure with respect to Legg Mason Partners Variable Fundamental Value Portfolio (each a “Fund” and together the “Funds”) consisting of two classes of shares of beneficial interest of each Fund, to be designated as Class I shares and Class II shares, to become effective upon the effectiveness of the post-effective amendment or amendments to the Trust’s registration statement on Form N-1A describing said classes (the “Effective Date”).
     WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No.     to the Agreement; and
     NOW, THEREFORE, effective as of the Effective Date, the Agreement is hereby amended as follows:
     1. The first paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:
Section 4.2  Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and Classes, the Trustees hereby establish and designate the following Sub-Trusts and Classes thereof: the Legg Mason Partners Variable Diversified Strategic Income Portfolio; the Legg Mason Partners Variable Equity Index Portfolio (which shall consist of 2 classes designated as Class I and Class II Shares); the Legg Mason Partners Variable Growth & Income Portfolio (which shall consist of 2 classes designated as Class I and Class II Shares); the Legg Mason Partners Variable Appreciation Portfolio; the Legg Mason Partners Variable Fundamental Value Portfolio(which shall consist of 2 classes designated as Class I and Class II Shares); the Legg Mason Partners Variable Aggressive Growth Portfolio (which shall consist of 2 classes designated as Class I and Class II Shares); Legg Mason Partners Variable Capital and Income Portfolio (which shall consist of 1 class designated as Class II Shares);. The Shares of such Sub-Trusts and Classes thereof and any Shares of any further Sub-Trusts or Classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or Class at the time of establishing and designating the same) have the following relative rights and preferences:

     The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.
     IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

LEGG MASON PARTNERS VARIABLE PORTFOLIOS II

By:

Name: Michael Kocur
Title: Assistant Secretary